Exhibit 10.1

Non-Employee Director Compensation Summary

Director Compensation

The following summarizes non-employee director compensation commencing with the annual meeting of stockholders to be held on June 10, 2009:

Grant of Stock Options Upon Appointment.  Each newly elected non-employee director will receive an option to purchase up to 30,000 shares of our common stock upon appointment to the board of directors. These options will vest quarterly over the three years following the grant date, subject to such director’s continued service on the board of directors.

Grant of Additional Stock Options. Following each annual meeting of stockholders, each non-employee director who served on our board of directors during the previous fiscal year and who will continue to serve on the board of directors following the annual meeting will be granted an option to purchase up to 15,000 shares of common stock. These options vest quarterly over the year following the grant date, subject to the non-employee director’s continued service on the board of directors.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses.  In addition to an option grant, each non-employee director will receive an annual retainer of $30,000 for his or her service on the board of directors. Additional amounts will be paid as follows:

Audit Committee Chairperson	$17,000
Audit Committee Members (other than the Chairperson)	$8,000
Compensation Committee Chairperson	$12,000
Compensation Committee Members	$6,000
Nominating and Corporate Governance Committee Chairperson	$12,000
Nominating and Corporate Governance Committee Members	$6,000
Science Committee Chairperson	$10,000
Science Committee Members	$7,500
Science Committee, Chairperson and Members	$3,000 for each all day session attended (up to a maximum of $15,000 per year) that is in addition to the standard quarterly meetings of the Scientific Committee

All retainer amounts will be paid quarterly.  Non-employee directors will also receive reimbursement for reasonable travel and other expenses in connection with attending meetings of board of directors.